Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

WATTS WATER TECHNOLOGIES, INC.

Watts Water Technologies, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST:    That at a meeting of the Board of Directors of Watts Water Technologies, Inc., resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and placing said amendment on the agenda of the next annual meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED:                                                 That the first paragraph of Article Fourth of the Restated Certificate of Incorporation of the Corporation be and hereby is deleted in its entirety and the following paragraph is inserted in lieu thereof:

FOURTH:  The total number of shares of capital stock which the Corporation shall have authority to issue shall be one hundred fifty million (150,000,000) shares, of which one hundred twenty million (120,000,000) shall be Class A Common Stock, par value $.10 per share (“Class A Common Stock”), twenty-five million (25,000,000) shall be Class B Common Stock, par value $.10 per share (“Class B Common Stock”), and five million (5,000,000) shall be Preferred Stock, par value $.10 per share, issuable in series (“Preferred Stock”).

SECOND:    That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:    That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 17th day of May, 2019.

WATTS WATER TECHNOLOGIES, INC.

By:	/s/ Robert J. Pagano, Jr.
Name: Robert J. Pagano, Jr.
Title: Chief Executive Officer